SECURITIES AND EXCHANGE COMMISSION

                    WASHINGTON, D.C.  20549


                           FORM 8-K

                        CURRENT REPORT


              Pursuant to Section 13 or 15(d) of
              the Securities Exchange Act of 1934


Date of Report (date of earliest event reported):  1/11/95



                    PLM INTERNATIONAL, INC.
    (Exact name of registrant as specified in its charter)


                           Delaware
                (State or other jurisdiction of
                incorporation or organization)


     1-9670                                  94-3041257
(Commission File Number)                (I.R.S. Employer
                                        Identification No.)

One Market
Steuart Street Tower, Suite 900
San Francisco, CA                            94015-1301
(Address of principal executive office)      (Zip code)

Registrant's telephone number, including area code:
(800) 227-0830

Item 2.  Acquisition or Disposition of Assets.

PLM REACHES AGREEMENT WITH AFG TO FORM
NEW EQUIPMENT LEASING AND MANAGEMENT COMPANY


FOR IMMEDIATE RELEASE

San Francisco, California, January 11, 1995 --- San-Francisco-based PLM International, Inc. (ASE:PLM) today announced an agreement to form a new equipment leasing and management company to acquire certain assets and operations of Boston-based, privately-held American Finance Group ("AFG"). The new entity, as a wholly-owned subsidiary of PLM International, will acquire AFG's proprietary software and assume the management of future investor programs as well as provide management services to AFG's existing investor programs. Affiliates of AFG, which will change its name, will continue to act as the general partners of the existing programs. AFG currently manages a portfolio of approximately $800 million of capital equipment, subject to primarily full payout leases, for its own account and approximately 50,000 investors. With PLM International's current $1.3 billion portfolio and 85,000 investor base, the two entities together will manage approximately $2.1 billion of assets for over 135,000 investors.

The new PLM entity will be headed by members of AFG's current senior management and staffed by its key lease origination and operations personnel, who will remain in Boston and continue to be responsible for the management of AFG's existing investor programs. Since a separate operating entity will be created for the acquisition of prior AFG assets and personnel, PLM will not assume any of the liabilities of AFG or its subsidiaries.

The new PLM subsidiary will also sponsor new investor equipment leasing programs, targeted specifically at qualified retirement plans, which will be sold through PLM's broker-dealer marketing group, PLM Securities Corp., combining PLM's and AFG's selling networks. PLM will thus acquire not only a complementary syndication product, but also the potential to expand its broker-dealer network.

This transaction will allow PLM International, which has heretofore specialized in the management of transportation equipment on mid-term operating leases, to expand its operations by gaining origination capability in the full-payout lease market, as well as remarketing and portfolio management capabilities for a broader range of leased assets. PLM will earn management fee income through the new entity's portfolio management and remarketing activities. Certain of the new entity's functions may ultimately be combined with those of PLM's home office, to promote further operational efficiencies and economies of scale.

PLM International President and Chief Executive Officer, Robert
N. Tidball said, "This agreement represents an important transaction for PLM since it allows us to combine our proven equipment leasing, management and program syndication strengths with those of AFG, which operates in complementary markets and products. We expect the new subsidiary to provide a source of earnings for PLM International through its management of approximately $800 million of equipment for 50,000 investors. We see this transaction as an important development within the equipment leasing program syndication industry, as it marks the beginning of what we anticipate will be a growing trend towards consolidation as companies merge or join forces to achieve greater operational efficiencies and market presence. With PLM's relatively low debt load and strong cash position, we intend to continue to look for similar opportunities in the future."

PLM International is a transportation equipment leasing company specializing in the management of equipment on operating leases.
The company is also the leading sponsor of syndicated investment programs organized to invest primarily in transportation equipment.

                           SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   PLM INTERNATIONAL, INC.
                                   (Registrant)



Date:  January 11, 1995            By:   /s/Stephen Peary
                                        Stephen Peary
                                        Senior Vice President
                                        and General Counsel